Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend
Derby, VT	October 12, 2005	For immediate release
For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended September 30, 2005 of $918,112, or $0.23 per share, as compared to $800,123 or $0.20 per share for the same period a year ago. Year to date earnings were reported to be $2,405,297 or $0.59 per share, compared to $2,383,166 or $0.60 per share through the first nine months of 2004.

     As of September 30, 2005, assets were reported at $350,246,660 with $241,248,020 in net loans and $299,487,109 in deposits (including repurchase agreements). This compares to assets of $324,633,010 at September 30, 2004, with net loans of $214,494,997 and deposits of $288,341,806 as of that date. Our loan growth of 12.5% year-over-year is particularly noteworthy and is the result of strong commercial loan demand and our customers' preference for some of our in-house mortgage products rather than traditional secondary market loans.

     The company's board of directors has declared a cash dividend of $0.17 per share, payable November 1, 2005 to shareholders of record as of October 15, 2005.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the company's business or impose additional costs and regulatory requirements.